Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 20, 2021

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $1.11

    Commerce Bancshares, Inc. announced earnings of $1.11 per share for the three months ended December 31, 2020, compared to $.88 per common share in the same quarter last year and $1.06 per common share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. (net income) for the fourth quarter of 2020 amounted to $129.9 million, compared to $106.9 million in the fourth quarter of 2019 and $132.4 million in the prior quarter. For the quarter, the return on average assets was 1.63%, the return on average equity was 15.49%, and the efficiency ratio was 56.7%.

For the year ended December 31, 2020, earnings per common share totaled $2.91 compared to $3.41 in 2019. Net income attributable to Commerce Bancshares, Inc. amounted to $354.1 million in 2020 compared to $421.2 million last year. For the current year, the return on average assets was 1.20%, and the return on average common equity was 10.64%.

In announcing these results, John Kemper, Chief Executive Officer, said, “Commerce had a strong quarter to close out 2020. While economic uncertainty remains top of mind, overall economic conditions, most notably unemployment, continued to improve in the fourth quarter at a pace that exceeded economic forecasts. These factors, coupled with a forecast projecting an economic recovery, resulted in a decrease in the allowance for credit losses. Our portfolio of private equity investments saw unrealized gains recorded this quarter, partially offsetting unrealized losses recorded in the first half of 2020 and reflecting improvement in the overall economy. Although net interest margins continue to be pressured from a challenging interest rate environment, our fee-based businesses are rebounding from mid-year lows and provide us with a source of revenue diversification. Bank card and deposit account fees grew from last quarter with an increase in spending activity. Loan fees and sales, driven by our mortgage banking business, continued to be strong this quarter and increased 161 percent compared to the fourth quarter of 2019. Trust fees reached another record quarter, reflecting not only higher market values, but also the results of investments we’ve made across our wealth business. Non-interest expense grew .6% compared to the same quarter last year and remained well-controlled. Compared to the previous quarter, average deposits grew $843.3 million, or 3.4%, well surpassing our expectations. While deposit balances grew this quarter, loan demand was mixed. Average loan balances in construction, business real estate, and personal real estate grew, while lower demand for business loans kept total average loan balances relatively flat.”

Mr. Kemper continued, “This quarter, net loan charge-offs totaled $8.0 million, compared to $7.6 million in the prior quarter and $15.2 million in the fourth quarter of 2019. The ratio of annualized net loan charge-offs to average loans was .19% in the current quarter, .18% in the prior quarter and .42% in the fourth quarter of last year. Net loan charge-offs on commercial loans

Exhibit 99.1
totaled $572 thousand this quarter compared to $194 thousand in the prior quarter. Non-performing assets decreased this quarter from $40.3 million to $26.6 million. At December 31, 2020, the allowance for credit losses on loans decreased to $220.8 million.”

Total assets at December 31, 2020 were $32.9 billion, total loans were $16.3 billion, and total deposits were $26.9 billion. During the fourth quarter of 2020, the Company distributed a 5% stock dividend on its common stock. The Company also paid a cash dividend of $.257 per share, as restated for the 5% stock dividend.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FINANCIAL SUMMARY
Net interest income	$209,763	$215,962	$202,659	$829,847	$821,293
Non-interest income	135,117	129,572	143,461	505,867	524,703
Total revenue	344,880	345,534	346,120	1,335,714	1,345,996
Investment securities gains (losses), net	12,307	16,155	(248)	11,032	3,626
Provision for credit losses	(4,403)	3,101	15,206	137,190	50,438
Non-interest expense	196,310	190,858	195,174	768,378	767,398
Income before taxes	165,280	167,730	135,492	441,178	531,786
Income taxes	33,084	34,375	28,214	87,293	109,074
Non-controlling interest (income) expense	2,307	907	398	(172)	1,481
Net income attributable to Commerce Bancshares, Inc.	129,889	132,448	106,880	354,057	421,231
Preferred stock dividends	—	7,466	2,250	11,966	9,000
Net income available to common shareholders	$129,889	$124,982	$104,630	$342,091	$412,231
Earnings per common share:
Net income — basic	$1.11	$1.06	$.89	$2.91	$3.42
Net income — diluted	$1.11	$1.06	$.88	$2.91	$3.41
Effective tax rate	20.30%	20.61%	20.88%	19.78%	20.57%
Tax equivalent net interest income	$213,017	$219,118	$206,156	$842,790	$835,421
Average total interest earning assets (1)	$30,297,922	$29,352,970	$24,372,575	$28,143,048	$24,034,631
Diluted wtd. average shares outstanding	116,507,841	116,444,157	117,611,663	116,584,015	119,769,634

RATIOS
Average loans to deposits (2)	64.05%	66.23%	71.73%	67.73%	71.54%
Return on total average assets	1.63	1.71	1.65	1.20	1.67
Return on average common equity (3)	15.49	15.21	13.90	10.64	14.06
Non-interest income to total revenue	39.18	37.50	41.45	37.87	38.98
Efficiency ratio (4)	56.68	55.00	56.29	57.19	56.87
Net yield on interest earning assets	2.80	2.97	3.36	2.99	3.48

EQUITY SUMMARY
Cash dividends per common share	$.257	$.257	$.236	$1.029	$.943
Cash dividends on common stock	$30,178	$30,174	$27,933	$120,818	$113,466
Cash dividends on preferred stock (7)	$—	$7,466	$2,250	$11,966	$9,000
Book value per common share (5)	$29.03	$28.23	$25.43
Market value per common share (5)	$65.70	$53.61	$64.70
High market value per common share	$68.09	$59.13	$65.38
Low market value per common share	$52.10	$50.50	$51.96
Common shares outstanding (5)	117,138,431	117,109,209	117,738,126
Tangible common equity to tangible assets (6)	9.92%	10.11%	10.99%
Tier I leverage ratio	9.45%	9.39%	11.38%

OTHER QTD INFORMATION
Number of bank/ATM locations	306	308	316
Full-time equivalent employees	4,766	4,825	4,858
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
(7)For the period ended September 30, 2020, preferred stock dividends includes $5.2 million related to the preferred stock redemption. The $5.2 million is the excess of the redemption costs over the book value of the preferred stock and is considered a dividend.
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2020.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income	$214,726	$223,114	$213,323	$221,485	$226,665	$872,648	$924,685
Interest expense	4,963	7,152	10,266	20,420	24,006	42,801	103,392
Net interest income	209,763	215,962	203,057	201,065	202,659	829,847	821,293
Provision for credit losses	(4,403)	3,101	80,539	57,953	15,206	137,190	50,438
Net interest income after credit losses	214,166	212,861	122,518	143,112	187,453	692,657	770,855
NON-INTEREST INCOME
Bank card transaction fees	39,979	37,873	33,745	40,200	41,079	151,797	167,879
Trust fees	41,961	40,769	37,942	39,965	40,405	160,637	155,628
Deposit account charges and other fees	24,164	23,107	22,279	23,677	24,974	93,227	95,983
Capital market fees	3,826	3,194	3,772	3,790	2,536	14,582	8,146
Consumer brokerage services	3,996	4,011	3,011	4,077	4,139	15,095	15,804
Loan fees and sales	9,031	9,769	4,649	3,235	3,465	26,684	15,767
Other	12,160	10,849	12,117	8,719	26,863	43,845	65,496
Total non-interest income	135,117	129,572	117,515	123,663	143,461	505,867	524,703
INVESTMENT SECURITIES GAINS (LOSSES), NET	12,307	16,155	(4,129)	(13,301)	(248)	11,032	3,626
NON-INTEREST EXPENSE
Salaries and employee benefits	129,983	127,308	126,759	128,937	126,901	512,987	492,927
Net occupancy	11,570	12,058	11,269	11,748	12,218	46,645	47,157
Equipment	4,526	4,737	4,755	4,821	4,859	18,839	19,061
Supplies and communication	4,193	4,141	4,427	4,658	4,851	17,419	20,394
Data processing and software	24,323	23,610	23,837	23,555	23,934	95,325	92,899
Marketing	5,028	4,926	3,801	5,979	3,951	19,734	21,914
Other	16,687	14,078	12,664	14,000	18,460	57,429	73,046
Total non-interest expense	196,310	190,858	187,512	193,698	195,174	768,378	767,398
Income before income taxes	165,280	167,730	48,392	59,776	135,492	441,178	531,786
Less income taxes	33,084	34,375	9,661	10,173	28,214	87,293	109,074
Net income	132,196	133,355	38,731	49,603	107,278	353,885	422,712
Less non-controlling interest expense (income)	2,307	907	(1,132)	(2,254)	398	(172)	1,481
Net income attributable to Commerce Bancshares, Inc.	129,889	132,448	39,863	51,857	106,880	354,057	421,231
Less preferred stock dividends	—	7,466	2,250	2,250	2,250	11,966	9,000
Net income available to common shareholders	$129,889	$124,982	$37,613	$49,607	$104,630	$342,091	$412,231
Net income per common share — basic	$1.11	$1.06	$.32	$.42	$.89	$2.91	$3.42
Net income per common share — diluted	$1.11	$1.06	$.32	$.42	$.88	$2.91	$3.41

OTHER INFORMATION
Return on total average assets	1.63%	1.71%	.54%	.80%	1.65%	1.20%	1.67%
Return on average common equity (1)	15.49	15.21	4.77	6.48	13.90	10.64	14.06
Efficiency ratio (2)	56.68	55.00	58.10	59.17	56.29	57.19	56.87
Effective tax rate	20.30	20.61	19.51	16.40	20.88	19.78	20.57
Net yield on interest earning assets	2.80	2.97	2.94	3.33	3.36	2.99	3.48
Tax equivalent net interest income	$213,017	$219,118	$206,253	$204,402	$206,156	$842,790	$835,421
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	December 31, 2020	September 30, 2020	December 31, 2019
ASSETS
Loans
Business	$6,546,087	$6,683,413	$5,565,449
Real estate — construction and land	1,021,595	1,009,729	899,377
Real estate — business	3,026,117	2,993,192	2,833,554
Real estate — personal	2,820,030	2,753,867	2,354,760
Consumer	1,950,502	2,006,360	1,964,145
Revolving home equity	307,083	324,203	349,251
Consumer credit card	655,078	647,893	764,977
Overdrafts	3,149	2,270	6,304
Total loans	16,329,641	16,420,927	14,737,817
Allowance for credit losses on loans	(220,834)	(236,360)	(160,682)
Net loans	16,108,807	16,184,567	14,577,135
Loans held for sale	45,089	39,483	13,809
Investment securities:
Available for sale debt securities	12,449,264	11,539,061	8,571,626
Trading debt securities	35,321	25,805	28,161
Equity securities	4,363	4,203	4,209
Other securities	156,745	122,532	137,892
Total investment securities	12,645,693	11,691,601	8,741,888
Federal funds sold and short-term securities purchased under agreements to resell	—	2,275	—
Long-term securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	1,747,363	1,171,697	395,850
Cash and due from banks	437,563	357,616	491,615
Premises and equipment — net	371,083	377,853	370,637
Goodwill	138,921	138,921	138,921
Other intangible assets — net	11,207	7,183	9,534
Other assets	567,248	632,621	476,400
Total assets	$32,922,974	$31,453,817	$26,065,789
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$10,497,598	$10,727,827	$6,890,687
Savings, interest checking and money market	14,604,456	12,983,505	11,621,716
Certificates of deposit of less than $100,000	529,802	556,870	626,157
Certificates of deposit of $100,000 and over	1,314,889	1,433,577	1,381,855
Total deposits	26,946,745	25,701,779	20,520,415
Federal funds purchased and securities sold under agreements to repurchase	2,098,383	1,653,064	1,850,772
Other borrowings	802	782	2,418
Other liabilities	477,072	791,928	553,712
Total liabilities	29,523,002	28,147,553	22,927,317
Stockholders’ equity:
Preferred stock	—	—	144,784
Common stock	589,352	563,978	563,978
Capital surplus	2,436,288	2,140,410	2,151,464
Retained earnings	73,000	326,890	201,562
Treasury stock	(32,970)	(69,050)	(37,548)
Accumulated other comprehensive income	331,377	343,435	110,444
Total stockholders’ equity	3,397,047	3,305,663	3,134,684
Non-controlling interest	2,925	601	3,788
Total equity	3,399,972	3,306,264	3,138,472
Total liabilities and equity	$32,922,974	$31,453,817	$26,065,789

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS:
Loans:
Business	$6,580,300	$6,709,200	$6,760,827	$5,493,657	$5,362,020
Real estate — construction and land	1,032,891	974,346	895,648	924,086	901,367
Real estate — business	3,029,799	2,989,652	2,962,076	2,853,632	2,820,189
Real estate — personal	2,778,462	2,722,300	2,582,484	2,390,716	2,283,530
Consumer	1,981,033	1,992,314	1,944,265	1,950,491	1,961,631
Revolving home equity	316,895	329,361	343,210	350,256	347,527
Consumer credit card	638,161	646,185	663,911	727,569	749,056
Overdrafts	3,762	2,689	2,912	4,044	18,322
Total loans	16,361,303	16,366,047	16,155,333	14,694,451	14,443,642
Allowance for credit losses on loans	(235,484)	(240,286)	(171,616)	(139,482)	(159,776)
Net loans	16,125,819	16,125,761	15,983,717	14,554,969	14,283,866
Loans held for sale	30,577	24,728	6,363	12,875	15,363
Investment securities:
U.S. government and federal agency obligations	774,640	770,361	776,240	802,556	826,702
Government-sponsored enterprise obligations	69,133	102,749	114,518	134,296	184,973
State and municipal obligations	1,967,408	1,767,526	1,285,427	1,222,595	1,207,584
Mortgage-backed securities	6,646,345	6,259,926	5,325,720	4,685,782	4,685,794
Asset-backed securities	1,819,467	1,520,988	1,342,518	1,182,556	1,258,297
Other debt securities	533,646	514,166	406,665	321,733	331,167
Unrealized gain on debt securities	329,477	368,154	281,457	191,275	149,591
Total available for sale debt securities	12,140,116	11,303,870	9,532,545	8,540,793	8,644,108
Trading debt securities	28,040	27,267	31,981	34,055	32,518
Equity securities	4,221	4,193	4,137	4,273	4,200
Other securities	130,145	120,253	139,250	144,096	141,501
Total investment securities	12,302,522	11,455,583	9,707,913	8,723,217	8,822,327
Federal funds sold and short-term securities purchased under agreements to resell	355	337	92	326	714
Long-term securities purchased under agreements to resell	849,998	849,994	850,000	850,000	849,986
Interest earning deposits with banks	1,082,644	1,024,435	1,755,068	601,420	390,134
Other assets	1,291,907	1,389,683	1,461,528	1,368,464	1,315,395
Total assets	$31,683,822	$30,870,521	$29,764,681	$26,111,271	$25,677,785

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$10,275,735	$9,801,562	$8,843,408	$6,615,108	$6,552,862
Savings	1,234,481	1,193,079	1,111,397	952,709	924,282
Interest checking and money market	12,198,928	11,731,494	11,441,694	10,777,400	10,618,347
Certificates of deposit of less than $100,000	542,212	573,207	605,136	622,840	626,944
Certificates of deposit of $100,000 and over	1,339,301	1,447,968	1,346,069	1,299,443	1,434,309
Total deposits	25,590,657	24,747,310	23,347,704	20,267,500	20,156,744
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	2,028,457	1,855,971	1,991,971	1,990,051	1,836,982
Other borrowings	1,013	1,225	345,162	161,698	94,471
Total borrowings	2,029,470	1,857,196	2,337,133	2,151,749	1,931,453
Other liabilities	727,569	899,890	763,524	466,980	458,094
Total liabilities	28,347,696	27,504,396	26,448,361	22,886,229	22,546,291
Equity	3,336,126	3,366,125	3,316,320	3,225,042	3,131,494
Total liabilities and equity	$31,683,822	$30,870,521	$29,764,681	$26,111,271	$25,677,785

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSETS:
Loans:
Business (1)	3.01%	2.95%	2.91%	3.50%	3.59%
Real estate — construction and land	3.72	3.74	3.95	4.78	5.05
Real estate — business	3.51	3.53	3.71	4.16	4.22
Real estate — personal	3.44	3.56	3.69	3.83	3.85
Consumer	4.07	4.19	4.48	4.78	4.76
Revolving home equity	3.37	3.29	3.50	4.61	4.76
Consumer credit card	11.60	11.40	11.76	12.26	12.11
Overdrafts	—	—	—	—	—
Total loans	3.69	3.69	3.80	4.39	4.47
Loans held for sale	3.54	4.25	8.03	6.15	5.32
Investment securities:
U.S. government and federal agency obligations	2.63	3.71	.46	2.09	2.16
Government-sponsored enterprise obligations	2.23	2.17	3.51	4.19	2.17
State and municipal obligations (1)	2.44	2.53	2.97	3.11	3.05
Mortgage-backed securities	1.37	1.95	2.17	2.37	2.72
Asset-backed securities	1.59	1.90	2.25	2.63	2.62
Other debt securities	2.19	2.35	2.49	2.94	2.82
Total available for sale debt securities	1.70	2.18	2.18	2.54	2.69
Trading debt securities (1)	1.40	1.66	2.93	2.52	2.81
Equity securities (1)	50.71	47.15	48.42	46.78	49.40
Other securities (1)	10.03	6.74	4.36	5.31	6.58
Total investment securities	1.81	2.24	2.24	2.61	2.78
Federal funds sold and short-term securities purchased under agreements to resell	1.12	—	—	2.47	2.22
Long-term securities purchased under agreements to resell	5.24	5.26	5.08	3.53	2.26
Interest earning deposits with banks	.10	.10	.10	.86	1.61
Total interest earning assets	2.86	3.07	3.09	3.66	3.75

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.09	.09	.09	.11	.11
Interest checking and money market	.07	.10	.13	.30	.35
Certificates of deposit of less than $100,000.51		.71	.93	1.15	1.16
Certificates of deposit of $100,000 and over	.47	.69	1.08	1.62	1.79
Total interest bearing deposits	.12	.18	.25	.45	.52
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.06	.09	.12	.96	1.20
Other borrowings	—	—	.82	.82	2.05
Total borrowings	.06	.09	.22	.95	1.25
Total interest bearing liabilities	.11%	.17%	.25%	.52%	.61%

Net yield on interest earning assets	2.80%	2.97%	2.94%	3.33%	3.36%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$236,360	$240,744	$171,653	$160,682	$160,682	$160,682	$159,932
Adoption of ASU 2016-13	—	—	—	(21,039)	—	(21,039)	—
Provision for credit losses on loans	(7,510)	3,200	77,491	42,868	15,206	116,049	50,438
Net charge-offs (recoveries):
Commercial portfolio:
Business	581	208	3,249	(373)	3,036	3,665	4,102
Real estate — construction and land	(2)	(1)	—	—	—	(3)	(117)
Real estate — business	(7)	(13)	(6)	(21)	35	(47)	(60)
	572	194	3,243	(394)	3,071	3,615	3,925
Personal banking portfolio:
Consumer credit card	5,975	7,263	3,584	9,157	8,829	25,979	35,421
Consumer	1,160	211	1,362	1,711	2,838	4,444	8,554
Overdraft	335	200	316	426	507	1,277	1,523
Real estate — personal	(18)	(198)	(71)	(4)	6	(291)	56
Revolving home equity	(8)	(86)	(34)	(38)	(45)	(166)	209
	7,444	7,390	5,157	11,252	12,135	31,243	45,763
Total net loan charge-offs	8,016	7,584	8,400	10,858	15,206	34,858	49,688
Balance at end of period	$220,834	$236,360	$240,744	$171,653	$160,682	$220,834	$160,682
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$38,307	$35,200	$35,299	$32,250	$1,075

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.04%	.01%	.19%	(.03%)	.22%	.06%	.08%
Real estate — construction and land	—	—	—	—	—	—	(.01)
Real estate — business	—	—	—	—	—	—	—
	.02	.01	.12	(.02)	.13	.04	.04
Personal banking portfolio:
Consumer credit card	3.72	4.47	2.17	5.06	4.68	3.88	4.63
Consumer	.23	.04	.28	.35	.57	.23	.44
Overdraft	35.43	29.59	43.65	42.37	10.98	38.11	16.55
Real estate — personal	—	(.03)	(.01)	—	—	(.01)	—
Revolving home equity	(.01)	(.10)	(.04)	(.04)	(.05)	(.05)	.06
	.52	.52	.37	.83	.90	.56	.87
Total	.19%	.18%	.21%	.30%	.42%	.22%	.35%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.16%	.25%	.14%	.07%	.07%
Non-performing assets to total assets	.08	.13	.08	.04	.04
Allowance for credit losses on loans to total loans(2)	1.35	1.44	1.47	1.14	1.09

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$22,524	$37,295	$19,034	$7,356	$7,489
Real estate — construction and land	—	1	1	2	2
Real estate — business	2,230	1,063	1,921	1,532	1,030
Real estate — personal	1,786	1,911	1,679	1,743	1,699
Total	26,540	40,270	22,635	10,633	10,220
Foreclosed real estate	93	57	422	422	365
Total non-performing assets	$26,633	$40,327	$23,057	$11,055	$10,585
Loans past due 90 days and still accruing interest	$22,190	$14,436	$24,583	$16,520	$19,859
(1) As a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.48% and 1.59% as of December 31, 2020 and September 30, 2020, respectively.

                                                Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2020
For the quarter ended December 31, 2020, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $129.9 million, compared to $132.4 million in the previous quarter and $106.9 million in the same quarter last year. The decrease in net income over the previous quarter was primarily the result of lower net interest income and net securities gains and higher non-interest expense, partly offset by a decrease in the provision for credit losses and higher non-interest income. The provision for credit losses decreased this quarter, compared to the prior quarter, due to a decrease in the estimate of the allowance for credit losses. Net interest income decreased $6.2 million this quarter mostly due to lower interest earned on the available for sale debt securities portfolio, including a $3.5 million adjustment to premium amortization on mortgage-backed securities for prepayment speed changes and a $2.1 million decrease in inflation income on our Treasury inflation-protected securities (TIPs). Excluding the premium amortization adjustment and TIPs inflation income, the net yield on interest earnings assets declined eight basis points. Average loans were flat compared to the previous quarter, while average available for sale debt securities grew $836.2 million, and average deposits increased $843.3 million. For the quarter, the return on average assets was 1.63%, the return on average common equity was 15.49%, and the efficiency ratio was 56.7%.

Balance Sheet Review
During the 4th quarter of 2020, average loans totaled $16.4 billion, and decreased $4.7 million from the prior quarter, and grew $1.9 billion, or 13.3%, over the same quarter last year. Period end loans declined $91.3 million compared to the prior quarter and grew $1.6 billion compared to December 31, 2019. Compared to the previous quarter, average balances of construction and land, personal real estate, and business real estate loans grew $58.5 million, $56.2 million, and $40.1 million, respectively. This growth was mostly offset by a decline in business loans of $128.9 million. The period end balance of Paycheck Protection Program (PPP) loans (included in business loans) declined $147.4 million during the 4th quarter and totaled $1.4 billion at December 31, 2020. Growth in personal real estate loan balances was due to continued strong demand for residential mortgage loans in this low interest rate environment. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $136.0 million, compared to $98.9 million in the prior quarter.

Total average available for sale debt securities increased $836.2 million over the previous quarter to $12.1 billion, at fair value. The increase in investment securities was mainly the result of growth in mortgage-backed, asset-backed, and state and municipal securities. During the quarter, purchases of securities totaled $1.8 billion with a weighted average yield of approximately 1.27%. Sales, maturities and pay downs were $851.6 million. At December 31, 2020, the duration of the investment portfolio was 3.3 years, and maturities and pay downs of approximately $2.0 billion are expected to occur during the next 12 months.

Total average deposits increased $843.3 million this quarter compared to the previous quarter. The increase in deposits resulted from growth in demand ($474.2 million), interest checking and money market ($467.4 million), and savings deposits ($41.4 million), partly offset by a decline in certificates of deposit ($139.7 million). Compared to the previous quarter, total average commercial, consumer and wealth deposits (including private banking) grew $505.6 million, $138.4 million and $240.3 million, respectively. The average loans to deposits ratio was 64.1% in the current quarter and 66.2% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $2.0 billion in the 4th quarter of 2020 and $1.9 billion in the prior quarter.

Net Interest Income
Net interest income in the 4th quarter of 2020 amounted to $209.8 million, a decrease of $6.2 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter decreased $6.1 million from the previous quarter to $213.0 million. The decrease in net interest income was mainly due to lower income earned on investment securities, partially offset by lower interest expense on interest bearing deposits. The Company recorded a $3.5 million adjustment to premium amortization on mortgage-backed securities for prepayment speed changes, which lowered interest income this quarter. The net yield on earning assets (tax equivalent) decreased to 2.80%, compared to 2.97% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $248 thousand, mostly as a result of lower yields on loans, mainly personal real estate and consumer loans, coupled with a decline in business loan average balances. Growth in average construction and land and personal real estate loan balances and higher yields on business loans resulted in higher net interest income and partially offset the impact of lower yields. The average tax-equivalent yield on the loan portfolio was 3.69% in both the current and previous quarters.

Interest income on investment securities (tax equivalent) decreased $8.0 million from the previous quarter, due to lower rates partly offset by higher average balances. Interest income on mortgage-backed securities declined in part due to the aforementioned premium amortization adjustment, while interest income earned on U.S. government and federal agency securities decreased, as TIPs inflation income declined $2.1 million this quarter. The yield on total investment securities was 1.81% in the current quarter, compared to 2.24% in the previous quarter.

The average rate paid on deposits totaled 12 basis points in the 4th quarter of 2020, compared to 18 basis points in the prior quarter. Interest expense on deposits decreased $2.1 million this quarter compared to the previous quarter mainly due to lower rates paid on money market and certificate of deposit accounts. The overall rate paid on interest bearing liabilities was .11% in the current quarter, compared to .17% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2020, total non-interest income amounted to $135.1 million, a decrease of $8.3 million, or 5.8%, compared to the same period last year and increased $5.5 million, or 4.3%, compared to the prior quarter. The decrease in non-interest income from the same period last year was mainly due to the sale of our corporate trust business in 2019, which resulted in a one-time gain of $11.5 million. This decrease was partly offset by growth in loan fees and sales, trust fees and capital market fees. Excluding the one-time gain from the sale of our corporate trust business, non-interest income this quarter grew $3.1 million or 2.4% compared to the same period last year.

Total net bank card fees in the current quarter decreased $1.1 million, or 2.7%, from the same period last year, and increased $2.1 million, or 5.6%, compared to the prior quarter. Net corporate card fees decreased $774 thousand, or 3.5%, from the same quarter of last year mainly due to lower transaction volume, partly offset by lower rewards expense. Net debit card fees

COMMERCE BANCSHARES, INC.                                 Exhibit 99.1
Management Discussion of Fourth Quarter Results
December 31, 2020
decreased $639 thousand, or 6.1%, mainly due to lower interchange income and higher network expense. Net merchant income increased $181 thousand, or 3.6%, while net credit card fees increased $133 thousand, or 3.8%. Total net bank card fees this quarter were comprised of fees on corporate card ($21.3 million), debit card ($9.8 million), merchant ($5.2 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees increased $1.6 million, or 3.9%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees decreased $810 thousand, or 3.2%, mainly due to lower overdraft and return item fees, partly offset by an increase in corporate cash management fees. Additionally, capital market fees grew $1.3 million, or 50.9%, while loan fees and sales, mostly mortgage banking revenue, grew $5.6 million, or 160.6%, over amounts recorded in the same quarter last year. Other non-interest income decreased from the same period last year due to the corporate trust sale gain mentioned previously and declines in cash sweep fees and swap fees of $2.0 million and $1.8 million, respectively. For the 4th quarter of 2020, non-interest income comprised 39.2% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $12.3 million in the current quarter, compared to gains of $16.2 million in the prior quarter and losses of $248 thousand in the 4th quarter of 2019. Net securities gains in the current quarter primarily resulted from unrealized gains of $8.0 million in the Company’s private equity investment portfolio and gains of $4.1 million on the sales of mortgage-backed securities.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $196.3 million, compared to $195.2 million in the same period last year and $190.9 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits and marketing expense, partially offset by lower other non-interest expense.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $3.1 million, or 2.4%, driven mainly by growth in incentive compensation expense, partially offset by lower benefits costs. Full-time equivalent employees totaled 4,766 and 4,858 at December 31, 2020 and 2019, respectively.
For the current quarter compared to the same quarter of last year, marketing expense increased $1.1 million. Net occupancy costs declined $648 thousand due to lower building maintenance and real estate taxes. Supplies and communication expense decreased $658 thousand due to lower supplies, postage and bank card issuance expense. Other non-interest expense decreased mainly due to a $2.3 million decrease in travel and entertainment expense.

Income Taxes
The effective tax rate for the Company was 20.3% in the current quarter, 20.6% in the previous quarter, and 20.9% in the 4th quarter of 2020.

Credit Quality
Net loan charge-offs in the 4th quarter of 2020 amounted to $8.0 million, compared to $7.6 million in the prior quarter and $15.2 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .19% in the current quarter, .18% in the previous quarter, and .42% in the 4th quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans increased $378 thousand to $572 thousand, while net loan charge-offs on personal banking loans increased $54 thousand to $7.4 million.

In the 4th quarter of 2020, annualized net loan charge-offs on average consumer credit card loans were 3.72%, compared to 4.47% in the previous quarter, and 4.68% in the same quarter last year. Consumer loan net charge-offs were .23% of average consumer loans in the current quarter, .04% in the prior quarter and .57% in the same quarter last year.

This quarter, the provision for credit losses on loans decreased $10.7 million and was $15.5 million lower than net loan charge-offs. Actual fourth quarter economic data and the economic forecast used to estimate the allowance for credit losses in December showed improving economic conditions compared to the forecast utilized in September, which resulted in a decrease in the allowance for credit losses as of December 31, 2020, and also reduced the provision for credit losses this quarter, compared to the prior quarter. At December 31, 2020, the allowance for credit losses on loans totaled $220.8 million, or 1.35% of total loans and 1.48% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at December 31, 2020 was $38.3 million, an increase of $3.1 million over the liability at September 30, 2020.

At December 31, 2020, total non-performing assets amounted to $26.6 million, a decrease of $13.7 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($26.5 million and $93 thousand, respectively). At December 31, 2020, the balance of non-accrual loans, which represented .16% of loans outstanding, included business loans of $22.5 million, business real estate loans of $2.2 million, and personal real estate loans of $1.8 million. Loans more than 90 days past due and still accruing interest totaled $22.2 million at December 31, 2020.

Other
During the 4th quarter of 2020, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.257 per common share (as restated for the stock dividend), representing an 8.9% increase over the same period last year.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.